LORD ABBETT INVESTMENT TRUST

                                  AMENDMENT TO
                              DECLARATION OF TRUST


                  The undersigned, being at least a majority of the Trustees of Lord Abbett Investment Trust, a Delaware business trust (the "Trust"), organized pursuant to a Declaration of Trust dated August 16, 1993 (the "Declaration"), do hereby establish, pursuant to Section 5.3 of the Declaration, a new series of the Trust to be designated as the Strategic Core Plus Series. The initial class of shares shall be designated the Class A shares. Any variations between such classes as to purchase price, determination of net asset value, the price, terms and manner of redemption, special and relative rights as to dividends and on liquidation, and conditions under which such classes shall have separate voting rights, shall be as set forth in the Declaration or as elsewhere determined by the Board of Trustees of the Trust.

                  This   instrument   shall   constitute  an  amendment  to  the
Declaration.

                  IN  WITNESS  WHEREOF,   the  undersigned  have  executed  this
instrument this ___ day of _________, 1997.



---------------------------------                 ------------------------------
Robert S. Dow                                     John C. Jansing


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E. Wayne Nordberg                                 C. Alan MacDonald


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E. Thayer Bigelow                                 Hansel B. Millican, Jr.


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Stewart S. Dixon                                  Thomas J. Neff







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